EXHIBIT 10.31


IDX Services Agreement with CARRIER.

                      TELECOMMUNICATIONS SERVICES AGREEMENT

This TELECOMMUNICATIONS SERVICES AGREEMENT ("Agreement") is entered into on September 1, 1999 (the "Effective Date"), between:

IDX INTERNATIONAL, INC., a Virginia corporation having a business address at 11410 Isaac Newton Square North, Suite 100, Reston, Virginia 20190 (hereinafter "IDX"); and

TELEDENMARK USA, INC., a Delaware corporation having a business address at 50 Main Street, New York 10606 (hereinafter "CARRIER"); collectively referred to as the "Parties" individually, a "Party".

                                   WlTNESSETH:

WHEREAS, IDX is a provider of international telecommunications services; and

WHEREAS, CARRIER desires to purchase certain telecommunications services provided by IDX and IDX desires to provide certain telecommunications services to CARRIER all as more fully described on the terms and conditions contained herein;

NOW THEREFORE, the Parties, in consideration of the mutual covenants and agreements hereinafter set forth, agree as follows:

1.       DESCRIPTION OF SERVICES

1.1 IDX, either directly or through its authorized affiliates or underlying carriers, shall provide telecommunications services to CARRIER to route CARRIER's international telecommunications traffic to and from various destinations around the world, as more particularly described in Annex 1-A attached hereto (the "IDX Services"). Where applicable, the IDX Services shall be hereinafter referred to as the "Services." Additional services may be added from time to time to this Agreement upon terms and conditions to be mutually agreed upon the Parties and may be included by adding an amended Annex 1 to this Agreement.

1.2 The destinations offered by IDX for the providing Services are listed in Annex 2-A attached hereto (the "IDX Destinations"), which Destinations may be amended from time to time by IDX by providing CARRIER with seven (7) days prior to written notice. Where applicable, the IDX Destinations are hereinafter referred to as the "Destinations."

2.       TERM

2.1 This Agreement shall commence on the Effective Date and shall continue for an initial term ("Term") of one (1) year. Thereafter this Agreement shall remain in effect unless terminated by either Party by providing a written on (1) month notice of termination to the other party.

2.2 IDX shall endeavor to provide the IDX Services on the date of completion of testing (the "Service Date"), and each Party shall notify the other Party when such testing for service is completed.

3.       OPERATIONAL AND COMMERCIAL MATTERS

3.1 The point of interconnection with CARRIER for the provision of IDX Services by IDX shall be at CONNECTION POINT (the "IDX Interconnection Location"). IDX will initially provide and pay for INBOUND T1s, and CARRIER will initially provide and pay for OUTBOUND T1s.


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IDX Services Agreement with CARRIER.

3.2 CARRIER shall be responsible to procure, at its own expense, all necessary switching and multiplexer equipment to be located in the CARRIER Interconnection Location to provide voice compression & decompression plus International Direct Distance Dialing. This equipment shall remain the property of CARRIER. CARRIER agrees to provide and be responsible for the operation of the local facility, and shall provide 7 days and 24 hours of facility management and maintenance at the CARRIER Location.

3.3 IDX shall be responsible to procure, at its own expense, all necessary, switching and multiplexer equipment to be located in the IDX Interconnection Location to provide voice compression & decompression plus International Direct Distance Dialing. This equipment shall remain the property of IDX. IDX shall provide 7 days and 24 hours of facility management and maintenance at the IDX Location.

3.4 The cost of a link will be paid by the party using it. The Parties shall coordinate the management of their respective system facilities, with each Party being responsible for providing and operating, at its own expense, its respective network facilities. The Parties also shall interface on a 24 hours/7 days a week basis to assist each other with the isolation and repair of any facility faults in their respective networks, and with the identification, investigation and mitigation of real time traffic flow problems to/from any service destination.

3.5 CARRIER shall provide prompt and accurate traffic forecasting information in order to allow the efficient provisioning of the Services. Initial forecasts shall be provided prior to the Services Date and periodically thereafter as may be reasonably requested by IDX. Such forecasts shall be in a form satisfactory to IDX and shall specify traffic volumes, daily and seasonal profiles, and peak periods for each Destination.

3.6 IDX reserves the right to cancel and/or temporarily suspend any of all of the IDX Services if CARRIER engages in activities which, in the reasonable opinion of IDX, may cause disruption of service or damage to IDX's network of facilities. IDX shall use commercially reasonable efforts to provide CARRIER with advance notice of such suspension and or cancellation and in any case shall endeavor to provide written confirmation of such suspension and or cancellation within a commercially reasonable time thereafter.

4.   PRICING AND BILLING

4.1 For the IDX Services provided pursuant to the Agreement, CARRIER shall pay IDX the rates (the "Rates") by IDX Destination set forth in Annex 2-A attached hereto, which Rates may be adjusted by IDX from time to time by providing seven (7) days prior written notice to CARRIER. The IDX Rates shall hereinafter be referred to as the "Rates."

4.2 As soon as practicable after the end of each month. IDX shall submit invoices to CARRIER for the services provided hereunder. Such invoices shall be based on the chargeable duration of the calls routed pursuant to this Agreement. The invoice will include traffic by destination, tariffs by destination and total amount due. For purposes of this Agreement, IDX Services chargeable calls shall begin when IDX receives answer supervision.

4.3 All amounts due hereunder shall be payable to IDX in U.S. dollars in immediately available funds within thirty (30) days of the date of invoice, except as agreed to by the Parties. If CARRIER in good faith disputes any invoiced amount, it shall submit to IDX within thirty (30) days following receipt of such disputed invoice, written documentation identifying the minutes and/or rates which are in dispute. The Parties shall investigate the matter. Any amounts due hereunder that are not paid when due shall accrue interest at the rate of one and one-half percent (1.5%) per month, compounded monthly, beginning with the day following the date on which payment was due, and continuing until paid in full.

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IDX Services Agreement with CARRIER.

4.4 IDX may at any time require the CARRIER hereto to issue a deposit, irrevocable letter of credit or other form of security acceptable to IDX, if CARRIER's financial circumstances or payment history is or becomes unacceptable to IDX based upon reasonable supporting evidence.

4.5 All Rates and other charges due hereunder are exclusive of all applicable taxes, including value added tax, sales taxes, and duties or levies imposed by any authority, government or government agency, all of which shall be paid promptly when due by the party purchasing services hereunder.

5.       TERMINATION


5.1 In addition to any other rights at law or in equity, either party may terminate this Agreement immediately in the event that CARRIER (i) fails to make any undisputed payment when due hereunder; (ii) becomes insolvent or bankrupt, or ceases paying its debts generally as they mature; or (iii) commits a breach of any of the terms of this Agreement (other than a breach of a payment obligation as addressed in (i) above) and fails to remedy such breach within thirty (30) days after receipt of written notice thereof from IDX.

5.2 In the event of any termination pursuant to this Article 6, CARRIER shall pay the applicable Rates for any Services rendered through and including the date of termination as well as any amounts due account of any minimum volume commitment obligations and Shortfall charges, if any, arising pursuant to Annex 2-A.

6        LIMITATION OF LIABILITY

6.1 The parties recognize that IDX has no control over how a foreign administration or third party carrier establishes its own rules and conditions pertaining to international telecommunications services. The Parties agree that IDX shall not be liable for any loss or damage sustained by CARRIER, its interconnecting carriers, or its end users due to any failure in or breakdown of the communication facilities associated with providing services hereunder, for any interruption or degradation of such services, whatsoever shall be the cause or duration thereof.

6.2 In no event will IDX be liable to CARRIER for consequential, special, or indirect losses or damages, howsoever arising; and whether under contract, tort or otherwise, including, without limitation, third party, claims, loss of profits, or loss of or damage to CARRIER's reputation or goodwill.

7.       ASSIGNMENT

This Agreement is personal to the Parties and may not be assigned or transferred by either Party, without the prior written consent of the other Party. Such consent may not be unreasonably withheld, except that the parties agree that either party may assign this Agreement without consent to any affiliated entity or successor in interest whether by merger, reorganization, or transfer of all or substantially all of its assets.

8.       FORCE MAJEURE

No failure or omission by either Party, to carry out or observe any of the terms and conditions of this Agreement (other than any payment obligation) shall give rise to any claim against such Party or be deemed a breach of this Agreement, if such failure or omission arises from an act of God, an act of Government, or any other circumstance commonly known as force majeure.

9.       CONFIDENTIALITY

9.1 For a period of one year (1) years from the date of disclosure thereof, each Party shall maintain the confidentiality, of all information or data of any nature ("Information") provided to it by the other

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IDX Services Agreement with CARRIER.

         Party hereto provided such information contains a conspicuous marking identifying it as "Confidential" or" Proprietary." Each Party shall use the same efforts (but in no case less than reasonable efforts) to protect the Information it receives hereunder as it accords to its own Information. The above requirements shall not apply to Information which is already in the possession of the receiving Party through no breach of an obligation of confidentiality to the disclosing Party or any third Party, is already publicly available through no breach of this Article 10, or has been previously independently developed by the receiving Party. This Agreement shall not prevent any disclosure of Information pursuant to applicable law or regulation, provided that prior to making such disclosure, the receiving Party uses reasonable efforts to notify the other Party of the required disclosure. All Information provided by any Party to the other hereunder shall be used solely for the purpose for which it is supplied.

9.2 Neither Party shall (i) refer to itself as an authorized representative of the other Party in promotional, advertising, or other materials,
         (ii) use the other Party's logos, trade marks, service marks, or any variations thereof in any of its promotional, advertising, or other materials, or (iii) release any public announcements referring to the other Party of this Agreement without first having obtained such Party's Prior written consent.

10       NOTICE

10.1 All notices, requests, or other communications hereunder shall be in writing, addressed to the parties as follows:

If to CARRIER:                      TeleDenmark USA, Inc
                                    50 Main Street
                                    White Plains, NY 10606
                                    Attention: President
                                    Tel: 914 289 0100
                                    Fax: 914 280 0105

If to IDX:                          IDX International, Inc.
                                    11410 Isaac Newton Square North, Suite 100
                                    Reston, Virginia 20190
                                    Attention: Chief Operating Officer
                                    Tel: 1-703-787-5727
                                    Fax: 1-703-787-9006

10.2 Notices mailed by registered or certified mail shall be conclusively deemed to have been received by the addressee on the fifth business day following the mailing of sending thereof. Notices sent telex or facsimile shall be conclusively deemed to have been received when the delivery confirmation is received. If either Party, wishes to alter the address to which communications to it are sent, it may do so by providing the new address in writing to the other Party.

11.      COMPLIANCE WITH LAWS

11.1 CARRIER shall not use the Services in any manner or for any purpose which constitutes a violation of applicable laws or the laws of any foreign jurisdiction in which the Services are being provided. This Agreement and the continuance hereof by the Parties is contingent upon the obtaining and the continuance of such approvals, consents, governmental and regulatory authorizations, licenses and permits as may be required or deemed necessary by the Parties, and the Parties shall use commercially reasonable efforts to obtain and maintain the same in full force and effect. CARRIER further agrees to refrain from engaging in sales, advertising or marketing within or outside of the United States which IDX believes could impair its or its affiliates' relationship with any overseas authority.

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IDX Services Agreement with CARRIER.

11.2 The Parties acknowledge that this Agreement is subject to Section 211 of the Communications Act, as amended, and shall govern IDX's provision of the IDX Services to CARRIER. The Parties also understand and agree that the terms and conditions herein shall, in all cases, supersede any terms set forth in any IDX tariff on file and then in effect with the Federal Communications Commission.

12.      MISCELLANEOUS

12.1 Any article or any provision of this Agreement which is or becomes illegal, invalid, or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity, or unenforceability but shall not affect or impair the enforceability of the remaining provisions herein. All valid provisions shall be considered severed from any illegal, invalid, or unenforceable Article or provision of this Agreement and shall otherwise remain in full force and effect.

12.2 No waiver by either Party to any provisions of this Agreement shall be binding unless made in writing. Any such waiver shall relate only to such specific matter, non-compliance or breach to which it relates to and shall not apply to any subsequent matter, non-compliance or breach.

12.3 The relationship between the Parties shall not be that of partners, and nothing herein contained shall be deemed to constitute a partnership between them or a merger of their assets or their fiscal or other liabilities or undertakings. Neither Party shall have the right to bind the other Party, except as expressly provided for herein.

12.4 This Agreement shall be governed by the laws of the State of New York, without reference to its principles of conflict of laws. CARRIER irrevocably consents and submits that any disputes regarding this agreements shall be resolved by arbitration governed by the laws of the State of New York.

12.5 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

12.6     This Agreement, including the following Annexes:

         Annex 1-A IDX Services
         Annex 2-A IDX Destinations and Rates

         represents the entire understanding between the Parties in relation to the matters herein and supersedes all previous agreements made between the Parties, whether oral or written. This agreement can only be changed, amended or modified by a writing signed by both Parties.

         IN WITNESS WHEREOF, the Parties have executed this Agreement, in duplicate, or caused this Agreement to be executed in duplicate by a duly authorized officer, as of the date first above written.

IDX INTERNATIONAL, INC.                      CARRIER

By: /s/ Jose Marques                         By: /s/ Richard Pape
   -----------------------                      ----------------------

Name: Jose Marques                           Name: Richard Pape
     -----------------------                      ----------------------

Title: V.P. Business DVLPMT                  Title: President
      -----------------------                      ----------------------

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IDX Services Agreement with CARRIER.

                                    ANNEX 1-A
                                  IDX SERVICES

1. International Direct Distance Dialing (IDDD) - IDX will provide facilities to route international telecommunications traffic (IDDD type) and will arrange with authorized international carriers to provide service to various destinations around the world.

2. National Direct Distance Dialing - IDX will provide facilities to route national telecommunications traffic (Domestic US) and will arrange with authorized national carriers to provide service to the US.


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IDX Services Agreement with CARRIER.

                                     ANNEX 2
                           IDX DESTINATIONS AND RATES

DESTINATION                         PRICE (US$)                EFFECTIVE DATE
-----------                         -----------                --------------
China                                0.2750                            Now
China (Mobile)                       0.4100                            Now
Hong Kong                            0.0440                            Now
Indonesia (Jakarta)                  0.1400                            Now
Indonesia (Rest)                     0.3400                            Now
Ireland (Dublin)                     0.0550                            Now
Ireland (Rest)                       0.0650                            Now
Ireland (Mobile)                     0.1200                            Now
Philippines (Manila)                 0.2050                            Now
Philippines (Rest)                   0.2300                            Now
Philippines (Mobile)                 0.2800                            Now
Singapore                            0.1125                            Now
Singapore (Mobile)                   0.2500                            Now
Taiwan (Taipei)                      0.0850                            Now
Taiwan (Rest)                        0.1200                            Now
Taiwan (Mobile)                      0.1900                            Now
Vietnam                              0.7000                            Now

*    Mobile traffic upon request
*    All charges: 30/06 seconds



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